Exhibit 10.2

January 30, 2018

Steven C. Martindale, CFO

Re: Terms of Separation from Heritage Insurance Holdings, Inc.

Dear Steve:

This letter agreement (this “Agreement and Release”) confirms our mutual understanding with regard to the termination of your employment with Heritage Insurance Holdings, Inc. (the “Company”).

As of January 30, 2018 through April 28, 2018 (the “Separation Date”), your new title will be Co-Chief Financial Officer and you will continue to perform the duties and requirements of an executive commensurate with such position, including, but not limited to, diligently performing all services as may be reasonably requested or designated by the Company’s Chief Executive Officer or the Company’s Board of Directors (the “Transition”). Notwithstanding anything to the contrary in the Employment Agreement between you and the Company entered into on April 28, 2016 (the “Employment Agreement”), you acknowledge and agree to waive any current and future rights to terminate your employment for Good Reason (as defined in the Employment Agreement) in connection with the Transition.

Provided that you accept this Agreement and Release, and do not timely revoke your acceptance, the following terms and conditions will apply.

1. Separation Benefits. Your employment with the Company and its affiliates will end effective as of the Separation Date. On the condition that by the Separation Date and no later than twenty-one (21) days after you receive this Agreement and Release, you agree to and accept the terms of this Agreement and Release, you do not timely revoke your acceptance, and you comply with its terms, the Company will pay to you an amount equal to $15,500, which shall be paid in a lump sum within ten (10) days following the Separation Date, in respect of monthly lease payments for your housing incurred during the period beginning May 1, 2018 and ending on September 30, 2018, less applicable statutory deductions and authorized withholdings (the “Severance Payment”).

2. Additional Separation Benefits. Provided that you execute the Separation Certificate attached hereto as Attachment A not less than one (1) day and not more than ten (10) days following the Separation Date, and do not timely revoke your acceptance of the Separation Certificate, the Company will pay you an additional amount equal to a one-time, lump sum payment of one hundred thousand dollars ($100,000.00) within ten (10) days following the signing of the Separation Certificate, less applicable statutory deductions and authorized withholdings (the “Additional Severance Payment”).

3. Accrued Benefits; COBRA. Regardless of whether you accept or timely revoke this Agreement and Release or comply with its terms, you will be paid for all wages and unpaid benefits accrued through the Separation Date, including accrued but unused paid time off owed to you in the amount of $71,150. If you are eligible for coverage under the Company’s group health plans, you may elect continuation of such health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that you pay such costs as authorized by applicable law.

4. Return of Property. You agree to return to the Company, within five (5) days after the Separation Date, any computer equipment, mobile phones, iPhones, iPads and similar electronic devices, office keys, credit and telephone cards, ID and access cards, and all original and duplicate copies of any work product and of any files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes, external drives, thumb drives, memory cards and sticks, and any other digital, magnetic and other media materials you have in your possession or under your control belonging to the Company, or containing Confidential Information (as defined below). To the extent any of the foregoing cannot be returned to the Company you agree to irrevocably delete and/or erase any of the items described in this Section 4 within five (5) days after the Separation Date. By signing this Agreement and Release, you confirm that you will not retain in your possession or under your control any of the items described in this Section 4, and that you will not be entitled to (and will forfeit any amount paid with respect to) the Severance Payment unless and until all such conditions in this Section 4 are returned to the Company.

5. No Other Benefits. You acknowledge that you are not entitled to, and will not receive, any compensation, payments or benefits of any kind from the Released Parties (as defined below) other than as expressly set forth in this Agreement and Release, and that no representations or promises to the contrary have been made to you.

6. Waiver and Release.

(a) In consideration of the Severance Payment to be provided to you under the terms of this Agreement and Release, you agree, for yourself, your spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on your behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, the Company’s affiliates, subsidiaries, directors, officers, employees, shareholders, members, committee members, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and its affiliates, and said plans’ fiduciaries, agents and trustees (collectively, the “Released Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages of any nature whatsoever, judgments, levies and executions of any kind (collectively, “Claims”), whether in law or in equity, whether known or unknown, which you now have, own or hold, or claim to have, own or hold, or which you at any time prior to now had, owned or held, or claimed to have, own or hold against the Released Parties or in any way connected to your employment with the Company, the terms and conditions of your employment and/or the termination of your employment with the Company (the “Release”). Without limiting the generality of the foregoing, the Release specifically includes, without limitation (except as provided under Section 6(c)) any and all Claims arising out of any:

i. Claims for wrongful termination, harassment, retaliation, public policy violations, defamation, emotional distress or other common law matters;

ii. Claims of discrimination based on race, sex, age, religion, national origin, disability, veteran’s status, sexual preference, marital status or retaliation;

iii. Claims under the U.S. Constitution, Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation, 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42 U.S.C. § 1985, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the National Labor Relations Act, the Labor-Management Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Retaliation provision, the Florida Minimum Wage Act, the Florida Constitution, the Florida Fair Housing Act and/or any similar federal, state or local laws of any type or description regarding employment;

iv. Implied or express contract and quasi-contract Claims, Claims for promissory estoppel or detrimental reliance, Claims for wages, bonuses, incentive compensation, and severance allowances or entitlements;

v. All Claims for employee benefits, including, without limitation, Claims under the Employee Retirement Income Security Act of 1974; provided, however, that nothing in this Section 6 is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which you may be entitled from, under or pursuant to any savings or retirement plan of the Company or any Claims you may have for workers’ compensation benefits that may not be released in this Agreement and Release pursuant to applicable law;

vi. All Claims for fraud, fraudulent inducement, slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other Claim for damages or injury of any kind whatsoever; and,

vii. All Claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs, disbursements and the like, except as explicitly provided in Section 6(c).

(b) In exchange for releasing your Claims as described above, and provided that all other conditions in this Agreement and Release are satisfied, you will be entitled to receive the Severance Payment, which you agree is compensation to which would not otherwise have been entitled.

(c) By signing this Agreement and Release, you represent that you have not filed, and to the maximum extent permitted by applicable law agree that you will not file, any action, complaint, charge, demand, grievance or arbitration against the Company or any of the Released Parties. If, notwithstanding this representation, you have filed or file such a complaint, charge, or lawsuit, you agree that you shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member, employee or agent of the Company and its affiliates against whom you have filed such a complaint, charge or lawsuit. However, nothing contemplated in Section 6 excludes, and you do not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), or other similar federal or state administrative agencies; (B) any rights or Claims that you may have to file an administrative charge of discrimination; and (C) any other rights or Claims that you are precluded from waiving by operation of law, although, in each case, you do agree to waive any right to monetary relief in connection therewith, except you do not waive this right with respect to any whistleblower laws attributable to a securities law violation. You further understand that this Agreement and Release does not limit your ability to communicate with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or self-regulatory authority, the EEOC, the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), or any other federal or state regulatory authority (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. Notwithstanding any of the foregoing, without prior authorization of the Company, the Company does not authorize you to disclose to any third party (including any government official or any attorney you may retain) communications that are covered by the Company’s attorney-client privilege.

7. Waiver of Claims under Age Discrimination in Employment Act. As part of this Agreement and Release, you understand that you are waiving all Claims for age discrimination under the ADEA through and including the Separation Date. This Agreement and Release is intended to comply with the terms of the Older Workers’ Benefit Protection Act. Accordingly, you understand and acknowledge the following:

(a) Your agreement to execute this Agreement and Release, which includes releases of Claims under the ADEA through and including the Separation Date, is in exchange for the additional consideration provided for in this Agreement and Release, including the Severance Payment to which you were not previously entitled. In the event that you fail to execute this Agreement and Release, this Agreement and Release shall be void and of no force or effect.

(b) You are being advised by the Company to consult with legal counsel prior to executing this Agreement and Release, have had an opportunity to consult with and to be advised by legal counsel of your choice, fully understand the terms of this Agreement and Release, and enter into this Agreement and Release freely, voluntarily and intending to be bound.

(c) You have been given a period of at least twenty-one (21) days from receipt of this Agreement and Release to review and consider the terms of this Agreement and Release prior to execution of this Agreement and Release.

(d) You may, within seven (7) days after the execution of this Agreement, revoke this Agreement and Release. If you would like to revoke this Agreement and Release, you may fax your revocation to the Company at (866) 929-4530, Attention: Chief Executive Officer, or mail it to the Company at the following address: Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Ste. 300, Clearwater, FL 33759, Attention: Chief Executive Officer. For such revocation to be effective, written notice must be actually received by no later than the close of business on the seventh (7th) day (or such longer period as required under the laws of the State of Florida after the date you execute this Agreement and Release. If you revoke this Agreement and Release, the Company owes you nothing under this Agreement and Release. This Agreement and Release will not become effective and enforceable until the applicable seven (7) calendar day revocation period ends.

8. Confidentiality / Non-Disclosure.

(a) Acknowledgement:

i. You acknowledge and agree that Confidential the Information (as defined below) and IP (as defined below) are proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company. It is further acknowledged by you that if the general public or competitors (now existing or to be created in the future) learn of any Confidential Information or IP as a result of your failure to comply hereunder or unauthorized or otherwise improper disclosure of any former Confidential Information or IP, irreparable harm and substantial financial loss may occur to the Company or its affiliates, including, but not limited to its viability and future revenues. You acknowledge and agree that the knowledge and experience you acquired by virtue of employment with the Company is of a special, unique and extraordinary character and that such position allows you access to Confidential Information and IP.

ii. You acknowledge and agree that (a) the nature and periods of restrictions imposed by the covenants contained in Sections 8 and 9 of this Agreement and Release are fair, reasonable and necessary to protect and preserve for the Company and its affiliates their viability and future revenues and business interests; (b) the Company or its affiliates would sustain great and irreparable loss and damage if you were to breach any of such covenants set forth herein; (c) the Company and its affiliates intend to conduct business actively in the entire territory that is the subject of this Agreement and beyond; (d) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement and Release; and (e) you agree that the Severance Payment is valuable consideration for you to agree to the terms and conditions of the Agreement and Release, including, but not limited to, the covenants contained in Sections 8 and 9 of this Agreement and Release. You acknowledge and agree this Agreement and Release is binding on your heirs, executors, successors, administrators, representatives and agents.

(b) Confidential Information: “Confidential Information” shall mean any IP, intellectual property, information, or trade secrets (whether or not specifically labeled or identified as “confidential” or “private”), in any form or medium, that is disclosed to, or developed or learned by, you, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or its affiliates, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:

i. Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);

ii. Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its affiliates’ suppliers, distributors, customers, investors, partners and/or other business associates, their contact information, and their confidential information;

iii. Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

iv. IP not generally available to the public, or published by the Company or its affiliates. “IP” shall mean (1) inventions or devices, whether patentable or not; (2) original works of authorship produced by or on behalf of the Company or its affiliates; (3) trade secrets; (4) know-how; (5) customer lists and confidential information; and (6) any other intangible property protectable under federal, state or foreign law. Other examples of IP include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.

(c) You agree to keep secret and confidential indefinitely (including using best efforts to safeguard), all Confidential Information, and not to improperly disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

(d) Notwithstanding anything in this Agreement and Release to the contrary, you and the Company agree you may, without informing the Company prior to any such disclosure, disclose Confidential Information (i) in confidence to a Governmental Agency, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or any disclosure that is protected under any whistleblower provision promulgated under federal law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, without informing the Company prior to any such disclosure, if you file a lawsuit against the Company for retaliation for reporting a suspected violation of law, you may disclose Confidential Information to your attorney and use the Confidential Information in the court proceeding or arbitration, provided you file any document containing the

Confidential Information under seal and do not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize you to disclose to any third party (including any government official or any attorney you may retain) communications that are covered by the Company’s attorney-client privilege.

(e) For purposes of this Agreement and Release, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and its affiliates that was acquired by or disclosed to you during the course of your employment or service with the Company or any predecessor company.

(f) You agree to assist the Company or its affiliates, both prior to after the Separation Date, in obtaining and enforcing any legal rights in IP of the Company or its affiliates, or assigned or to be assigned by you to the Company or its affiliates.

(g) Except as otherwise provided herein, to the extent that any court or agency seeks to have you disclose Confidential Information, you shall promptly inform the Company, and you shall take reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that you obtain information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, you shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(h) Nothing in the foregoing provisions of this Section 8 shall be construed so as to prevent you from using, in connection with your employment for yourself or an employer other than the Company or any of its affiliates, knowledge that was acquired by you during the course of your employment or service with the Company and its affiliates and that is generally known to persons of your experience in other companies in the same industry, unless such information disclosure only becomes generally known to due to your unauthorized or improper disclosure.

9. Non-Solicitation and Non-Competition.

(a) Non-Compete: For a period of one (1) year after the Separation Date, you covenant and agree that you will not, directly or indirectly, work for or consult with any competing insurance companies that write the same insurance products in the states in which the Company or its affiliates does business.

(b) Non-Solicitation: For a period of two (2) years after the Separation Date, you covenant and agree that you will not, directly or indirectly, attempt to employ, divert away an employee, or enter into any contractual arrangement with any employee or former employee, consultant or independent contractor of the Company or its affiliates, unless such person has not been providing services to the Company or its affiliates for a period in excess of one (1) year.

(c) Miscellaneous: If, at the time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, you agree that the maximum period, scope, or geographical area reasonable under such circumstances shall be substituted for the stated period, scope, or area. You acknowledge and agree that a breach of your obligations under this provision will subject the Company to a genuine risk of incurring irreparable harm and injury and that the Company may seek injunctive relief upon a breach or threatened breach. This provision supersedes any prior non-competition or non-solicitation agreement between the parties.

10. Confidentiality of Agreement. Except as prohibited under applicable law, required by law or contemplated under Section 6, you agree that you will keep the terms, conditions and existence of this Agreement and Release confidential and will not disclose any such information, except (a) as reasonably necessary to enforce this Agreement and Release, (b) to your spouse, attorneys or bona fide tax advisors, (c) to governmental taxing authorities, or (d) pursuant to compulsory legal process or any similar legal process or requirement. You agree not to initiate any publicity or to solicit or initiate any demand or request by others not party to this Agreement and Release for any disclosure of the terms, conditions or existence of this Agreement and Release nor may you confirm or otherwise imply the existence of this Agreement and Release.

11. Non-Disparagement. You agree that you shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company (or any of its affiliates), its products or services, its business, reputation, conduct, practices, past or present members, officers, directors or employees, financial condition or otherwise. Notwithstanding the foregoing, nothing in this Section 11 shall prohibit you from providing accurate information to any Governmental Agency, or from discussing the terms and conditions of your employment, provided that you may not hold yourself out as a representative of the Company in doing so, unless expressly authorized by the Company.

12. Cooperation. The parties agree that certain matters may necessitate your cooperation in the future. Accordingly, following the Separation Date, to the extent reasonably requested by the Company, you shall cooperate with the Company in connection with matters arising out of your service to the Company or its affiliates; provided that, the Company shall make reasonable efforts to minimize disruption of your other activities. The Company shall reimburse you for reasonable expenses incurred in connection with such cooperation, subject to you providing applicable documentation and, to the extent that you are required to spend substantial time on such matters, the Company shall compensate you at an hourly rate based on your base salary in effect as of immediately prior to the Separation Date.

13. Irreparable Harm and Remedy for Breach. You acknowledge and agree that any breach or threatened breach of this Agreement and Release, including, without limitation, Sections 8, 9, 10, and 11 herein, would cause the Released Parties irreparable harm not readily susceptible to measurement in economic terms or for which economic compensation may be inadequate. Accordingly, you agree that in the event of a breach or threatened breach by you of any of the provisions of this Agreement and Release, the Company and its affiliates (or any potentially or actually irreparably harmed third-party beneficiaries) shall, in addition to any other legal remedies available to them, be entitled to equitable relief, including without limitation, specific performance, temporary restraining order, and temporary or permanent injunctive relief.

14. No Reemployment or Reinstatement. You acknowledge and agree that your employment with the Company will be permanently and irrevocably severed as of the Separation Date. You further agree that the Released Parties shall not have any obligation at any time thereafter to employ you, and that if you seek any arrangement with the Released Parties under which you would receive compensation for services performed by you after the Separation Date, the Released Parties will be entitled pursuant to this Agreement and Release to reject your application or inquiry.

15. Continuing Obligations. You acknowledge and agree that through the period ending on, and including, the Separation Date, you will satisfactorily perform your duties on behalf of the Company. In addition, you acknowledge and agree that through the period ending on, and including, the Separation Date, you will (i) remain an employee in good standing, (ii) abide by the terms of the Company’s policies and procedures, including any personal conduct or ethics code and (iii) abide by any applicable professional or regulatory code of conduct.

16. No Admission. The making of this Agreement and Release is not intended, and shall not be construed, as an admission that the Released Parties have violated any federal, state or local law, ordinance or regulation or committed any wrong whatsoever against you. You agree that, if you do not accept this Agreement and Release, it will not be admissible for any purpose against the Released Parties.

17. Entire Agreement. This Agreement and Release contains the entire agreement between you and the Company and supersedes and terminates any and all other agreements and understandings between you and the Released Parties concerning the subject matters of these agreements. This Agreement and Release may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement and Release, nor any future representation, promise or condition in connection with the subject matter of this Agreement and Release, shall be binding upon either party unless made in writing and signed by such party. You acknowledge that the Released Parties have made no promises, commitments or representations to you other than those in this Agreement and Release and that you have not relied upon any statement or representation made by the Released Parties with respect to the basis or effect of this Agreement and Release. Notwithstanding the foregoing, to the extent you have signed or are otherwise a party to restrictive covenant provisions with the Company or its affiliates, including but not limited to the restrictive covenants in the Employment Agreement or any other confidentiality, intellectual property rights assignment, non-competition, non-solicitation and non-disparagement agreements), such restrictive covenant provisions shall remain in full force and effect.

18. Severability and Reformation. If, at any time after the date of the signing of this Agreement and Release, any provision of it shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision; provided, however, that if Sections 6 or 7 are held to be illegal, void or unenforceable, you will promptly sign a valid general release and waiver in favor of the Released Parties.

19. Choice of Law. This Agreement and Release shall be construed, interpreted, enforced and governed under the laws of the State of Florida, without regard to any conflict of laws principles. Each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Florida and any federal court sitting in Florida over any action, claim or proceeding arising out of or relating to this Agreement and Release or the subject matter hereof, and irrevocably agrees that all such proceedings may be heard and determined only in such court.

20. Successors and Assigns. You may not assign, and represent that you have not assigned, any of your rights or obligations under this Agreement and Release. The Company may assign its rights and delegate its duties hereunder in whole or in part to any affiliate of the Company or to any transferee of all or a portion of the assets or business to which this Agreement and Release relates.

21. Drafting and Construction of Agreement. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement and Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

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If this Agreement and Release is acceptable to you, please indicate your agreement by signing and dating the enclosed copy and returning it to the Company.

Very truly yours,

HERITAGE INSURANCE HOLDINGS, INC.

By:	/s/ Bruce Lucas
Name:	Bruce Lucas
Title:	CEO

READ THIS AGREEMENT AND RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT HAS LEGAL CONSEQUENCES AND INCLUDES A RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS. CONSULT YOUR ATTORNEY.

I acknowledge that I have read this Agreement and Release, and that I understand and voluntarily accept its terms.

/s/ Steven C. Martindale	Date:	01/30/2018
Steven C. Martindale

Attachment A

SEPARATION CERTIFICATE

I, Steven C. Martindale, hereby acknowledge and agree that:

Heritage Insurance Holdings, Inc. (the “Company”) has previously offered me a letter agreement, dated as of January 30, 2018, which included a Release (as defined therein) in the Company’s favor, to which I subsequently agreed to accept the terms and conditions of such letter agreement (the “Agreement and Release”). A blank copy of this Separation Certificate (the “Certificate”) was attached to the Agreement and Release when it was given to me for review. I have had more time to consider signing this Certificate than the ample time I was given to consider signing the Agreement and Release. I was encouraged in writing to discuss the Agreement and Release, including this Certificate, with an attorney, before executing either document. I acknowledge that the Additional Severance Payment (as defined in the Agreement and Release) is not payable to me, unless I sign this Certificate.

My employment with the Company (including any of its affiliates) has ended. In exchange for the Additional Severance Payment, I hereby agree that this Certificate will be part of the Agreement and Release, and that the Release set forth in Section 6 of the Agreement and Release is to be construed and applied as if I signed it on the day I signed this Certificate. This Certificate extends through the Separation Date (i) the Release set forth in Section 6 of the Agreement and Release; (ii) all other representations, acknowledgements, agreements and covenants I made in the Agreement and Release and (iii) and that the Additional Severance Payment is valuable consideration for the foregoing two extensions.

I hereby acknowledge and agree that: (i) I have a period of seven (7) days after signing the certificate in which to revoke it by delivering written notice of such revocation to the Company and (ii) if I revoke this Certificate, I will not receive the Additional Severance Payment. You may fax your revocation to the Company at (866) 929-4530, Attention: Chief Executive Officer, or send it to the Company via Fed Ex or other overnight delivery service at the following address: Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Ste. 300, Clearwater, FL 33759, Attention: Chief Executive Officer.

I acknowledge that I have read this Certificate and that I understand and voluntarily agree to its terms.

In order to be valid, this Certificate must be signed and returned to the Company no earlier than one day after the Separation Date and no later than 10 days after the Separation Date. You may fax an executed copy of this Certificate to the Company at (866) 929-4530, Attention: Chief Executive Officer, or send it to the Company via Fed Ex or other overnight delivery service at the following address: Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Ste. 300, Clearwater, FL 33759, Attention: Chief Executive Officer.

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THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

Steven C. Martindale	Date

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